AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

eCollege.com

TABLE OF CONTENTS                                                                Page

1 ACCOUNTING AND OTHER TERMS 4*
2 LOAN AND TERMS OF PAYMENT 4*

2.1 Credit Extensions. 4*

2.2 Overadvances. 6*

2.3 Interest Rate, Payments. 6*

2.4 Fees. 7*

3 CONDITIONS OF LOANS 7*

3.1 Conditions Precedent to Initial Credit Extension. 7*

3.2 Conditions Precedent to all Credit Extensions. 7*

4 CREATION OF SECURITY INTEREST 7*

4.1 Grant of Security Interest. 7*

4.2 Authorization to File 8

5 REPRESENTATIONS AND WARRANTIES 8*

5.1 Due Organization and Authorization. 8*

5.2 Collateral. 8*

5.3 Litigation. 9*

5.4 No Material Adverse Change in Financial Statements. 9*

5.5 Solvency. 9*

5.6 Regulatory Compliance. 9*

5.7 Subsidiaries. 9*

5.8 Full Disclosure. 9*

6 AFFIRMATIVE COVENANTS 10*

6.1 Government Compliance. 10*

6.2 Financial Statements, Reports, Certificates. 10*

6.3 Inventory; Returns. 10*

6.4 Taxes. 11*

6.5 Insurance. 11*

6.6 Primary Accounts. 11*

6.7 Financial Covenants. 11*

6.8 Registration of Intellectual Property Rights. 11*

6.9 Further Assurances. 12*

7 NEGATIVE COVENANTS 12*

7.1 Dispositions. 12*

7.2 Changes in Business, Ownership, Management or Business Locations. 12*

7.3 Mergers or Acquisitions. 12*

7.4 Indebtedness. 12*

7.5 Encumbrances. 12*

7.6 Distributions; Investments. 13*

7.7 Transactions with Affiliates. 13

7.8 Subordinated Debt. 13*

7.9 Compliance. 13*

8 EVENTS OF DEFAULT 13*

8.1 Payment Default. 13*

8.2 Covenant Default. 13*

8.3 Material Adverse Change. 14*

8.4 Attachment. 14*

8.5 Insolvency. 14*

8.6 Other Agreements. 14*

8.7 Judgments. 14*

8.8 Misrepresentations. 14*

9 BANK'S RIGHTS AND REMEDIES 14*

9.1 Rights and Remedies. 14*

9.2 Power of Attorney. 15*

9.3 Accounts Collection. 15*

9.4 Bank Expenses. 15*

9.5 Bank's Liability for Collateral. 16*

9.6 Remedies Cumulative. 16*

9.7 Demand Waiver. 16*

10 NOTICES 16*

11 CHOICE OF LAW , VENUE 16*

12 GENERAL PROVISIONS 16*

12.1 Successors and Assigns. 16*

12.2 Indemnification. 16*

12.3 Time of Essence. 17*

12.4 Severability of Provision. 17*

12.5 Amendments in Writing, Integration. 17*

12.6 Counterparts. 17*

12.7 Survival. 17*

12.8 Confidentiality. 17*

12.9 Attorneys' Fees, Costs and Expenses. 17*

13 DEFINITIONS 17*

13.1 Definitions. 17*

14 JURY TRIAL WAIVER 25

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT dated as of May 5, 2003, between SILICON VALLEY BANK, a California chartered bank ("Bank"), with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 4410 Arapahoe Avenue, Suite 200, Boulder, Colorado 80303, and eCollege.com ("Borrower"), whose address is 4900 South Monaco Street, Denver, Colorado 80237, provides the terms on which Bank will lend to Borrower and Borrower will repay Bank.

A. Bank and Borrower entered into a Loan and Security Agreement dated October 21, 1999, which was amended from time to time, and pursuant to which Bank currently makes available to Borrower a revolving line of credit of $3,385,000 (the "Prior Agreement"). All credit extended under the Prior Agreement is secured by all personal property assets of Borrower and by Borrower's intellectual property pursuant to an Intellectual Property Security Agreement dated October 21, 1999, as amended.

B. Borrower has requested that the revolving line of credit be increased, that Bank refinance the balance outstanding under that certain Master Lease Agreement, dated June 30, 2000, as amended, as a single term loan, and that Bank provide a drawdown equipment term loan facility, all of which will be and will continue to be secured by the existing collateral and all now or hereafter acquired collateral.

C. Bank is willing to take such action as long as Borrower agrees to amend and restate the Prior Agreement, subject to and on the following terms and conditions, and upon execution hereof Bank shall have no further obligations under the Prior Agreement.

The parties agree as follows:

  ACCOUNTING AND OTHER TERMS

  Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules. The terms "including" and "includes" always mean "including (or includes) without limitation," in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings set forth in Section 13, if not otherwise defined herein.

  LOAN AND TERMS OF PAYMENT

    Credit Extensions.

Borrower will pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

        Revolving Advances.

        Bank will make Advances not exceeding (i) the lesser of the Committed Revolving Line or the Borrowing Base, minus (ii) the aggregate amount utilized under the Cash Management Services Sublimit, minus (iii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and minus (iv) the amounts deducted from the FX Reserve. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

        To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 3:00 p.m. Pacific time on the Business Day the Advance is to be made. Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form attached as Exhibit B. Bank will credit Advances to Borrower's deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations, which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance.

        The Committed Revolving Line terminates on the Revolving Maturity Date, when all Advances and accrued interest thereon are immediately payable.

        Cash Management Services Sublimit.

        Borrower may use up to $250,000 (the "Cash Management Services Sublimit") for Bank's Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the "Cash Management Services"). Such aggregate amounts utilized under the Cash Management Services Sublimit will at all times reduce the amount otherwise available to be borrowed under the Committed Revolving Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Committed Revolving Line and will accrue interest at the rate for Advances.

        Letters of Credit Sublimit.

        Bank will issue or have issued Letters of Credit for Borrower's account not exceeding (i) the lesser of the Committed Revolving Line or the Borrowing Base minus (ii) the outstanding principal balance of the Advances minus the Cash Management Services Sublimit, minus the FX Reserve; however, the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not exceed $750,000. Each Letter of Credit will have an expiry date of no later than 180 days after the Revolving Maturity Date, but Borrower's reimbursement obligation will be secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date if the term of this Agreement is not extended by Bank. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

        Foreign Exchange Sublimit.

        If there is availability under the Committed Revolving Line and the Borrowing Base, then Borrower may enter in foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the "FX Forward Contract"). Bank will subtract 10% of each outstanding FX Forward Contract from the foreign exchange sublimit, which is a maximum of $750,000 (the "FX Reserve"). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs.

        Equipment Advances.

        Through the soonest of the anniversary of the Closing Date or April 30, 2004 (the "Equipment Availability End Date"), Bank will make advances (each an "Equipment Advance" and, collectively, "Equipment Advances") in an aggregate amount not exceeding the Committed Equipment Line. The Equipment Advances may only be used to finance or refinance Equipment purchased on or within 90 days before the date of each Equipment Advance (or in the case of the initial Equipment Advance, within 120 days before the date of the initial Equipment Advance) and may not exceed 100% of the equipment invoice excluding taxes, shipping, warranty charges, freight discounts and installation expense. Software may constitute up to $200,000 of the aggregate Equipment Advances. Each Equipment Advance must be for a minimum of $50,000. The number of Equipment Advances is limited to one (1) per month.

        Interest accrues from the date of each Equipment Advance at the rate in Section 2.3 (a) and is payable monthly until the Equipment Availability End Date occurs. Equipment Advances outstanding on the Equipment Availability End Date are payable in 36 equal monthly installments of principal, plus accrued interest at the rate in Section 2.3 (a), beginning on the 1st of each month following the Equipment Availability End Date commencing May 1, 2004 and ending on April 1, 2007 (the "Equipment Maturity Date"). When repaid, Equipment Advances may not be reborrowed. Borrower shall be entitled to prepay all (but not less than all) of the then current Obligations for the
        Equipment Advances, subject to prior written notice and payment of the applicable Prepayment Fee.

        To obtain an Equipment Advance, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 12:00 p.m. Pacific time one (1) Business Day before the day on which the Equipment Advance is to be made. The notice in the form of Exhibit B (Payment/Advance Form) must be signed by a Responsible Officer or designee and include copies of the invoices for the Equipment being financed.

        Term Loan.

        Bank will make a Term Loan available to Borrower in one advance between the Closing Date and May 31, 2003 in an amount equal to the total owing under the Master Lease Agreement, dated June 30, 2000, as amended, referred to as Lease Number 0099056, between Bank and Borrower, at which time such Master Lease Agreement shall terminate, and the proceeds of the Term Loan shall be applied to repay such total owing.

        Borrower will repay the Term Loan by paying 36 equal installments of principal each in an amount equal to 1/36th of the initial amount of the Term Loan (the "Term Loan Payment") plus accrued and unpaid Interest at the rate in Section 2.3 (a). Each Term Loan Payment is payable on the 1st of each month during the term of the Term Loan commencing June 1, 2003. Borrower's final Term Loan Payment, due on May 1, 2006, includes all outstanding Term Loan principal and accrued interest. Borrower shall be entitled to prepay all (but not less than all) of the then current Obligations for the Term Loan, subject to prior written notice and payment of the applicable Prepayment Fee.

        To obtain the advance of the Term Loan, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 12:00 p.m. Pacific time one (1) Business Day before the day on which the Term Loan is to be made. The notice in the form of Exhibit B (Payment/Advance Form) must be signed by a Responsible Officer or designee of Borrower.

    Overadvances.

    If Borrower's Obligations under Section 2.1.1, 2.1.2, 2.1.3 and 2.1.4 exceed the lesser of either (i) the Committed Revolving Line or (ii) the Borrowing Base, Borrower must immediately pay Bank the excess.

    In addition, the outstanding Obligations under Sections 2.1.3 and 2.1.4 shall at no time exceed $750,000 in the aggregate.

    Interest Rate, Payments.

        Interest Rate. (i) Advances accrue interest on the outstanding principal balance at a per annum rate of one and one-quarter of one percent (1.25%) above the Prime Rate; (ii) Equipment Advances accrue interest on the outstanding principal balance at a per annum rate of two and three- quarters of one percent (2.75%) above the Prime Rate, but such interest rate shall be not less than 7% or more than 9.25%; and (iii) the Term Loan accrues interest at a per annum rate of two and three-quarters of one percent (2.75%) above the Prime Rate, but such interest rate shall be not less than 7% or more than 9%. After an Event of Default, Obligations accrue interest at a rate 5 percent above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

        Payments. Interest due on the Committed Revolving Line is payable on the 20th of each month. Interest due on the Equipment Advances is payable on the 1st of each month. Interest due on the Term Loan is payable on the 1st of each month. Bank may debit any of Borrower's deposit accounts including Account Number _____________________________ for principal and interest payments owing or any amounts Borrower owes Bank. Bank will promptly notify Borrower when it debits Borrower's accounts. These debits are not a set-off. Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

    Fees.

Borrower will pay to Bank:

        Facility Fee. A fully earned, non-refundable facility fee of $14,062 due on the Closing Date; and

        Bank Expenses. All Bank Expenses (including reasonable attorneys' fees and expenses) incurred through and after the Closing Date, payable when due.

  CONDITIONS OF LOANS

    Conditions Precedent to Initial Credit Extension.

    Bank's obligation to make the initial Credit Extension is subject to the condition precedent that it receive the agreements, documents and fees it requires.

    Conditions Precedent to all Credit Extensions.

Bank's obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

        timely receipt of any Payment/Advance Form; and

        the representations and warranties in Section 5 must be materially true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties of Section 5 remain true.

  CREATION OF SECURITY INTEREST

    Grant of Security Interest.

    (a) Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower's duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. Bank may place a "hold" on any deposit account pledged as Collateral. If this Agreement is terminated, Bank's lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

    (b) At the request of Borrower, Bank entered into that certain Agreement Concerning Use of Collateral (the "Use Agreement"), dated as of March 24, 2003, by and between ViaWest Internet Services, Inc., a Colorado corporation ("ViaWest") and Bank, and as consideration for Bank's entering into the Use Agreement, Borrower and Bank entered into a Mater Lease Modification Agreement dated as of March 24, 2003, the substance of which Borrower and Bank have agreed to amend and restate herein as follows in view of the terms of Section 2.1.6 (a) above:

    1. In order to further secure the Obligations of Borrower for the Term Loan and any Equipment Advances, Borrower shall deliver to Bank a letter of credit to the benefit of Bank in the face amount of $472,958.96 issued by Colorado Business Bank (the "CBB Letter of Credit"). The CBB Letter of Credit shall provide that it will be renewed on a year-to-year basis, with a minimum of 60 days prior written notice to Bank if the CBB Letter of Credit will not be renewed and shall contain such additional terms as Bank may require. Bank shall be permitted to draw on the CBB Letter of Credit if it will not be renewed. Borrower shall deliver the original CBB Letter of Credit to Bank within five (5) days of the date of this Agreement. This Section 4.1(b) shall become effective on the date that Borrower delivers the original CBB Letter of Credit to Bank

    2. In the event Borrower is unable to provide hosting services for the eCollege ASP platform to its customers, as required by its contracts with its customers, due to Borrower voluntarily or involuntarily entering bankruptcy pursuant to the laws of the United States (a "Triggering Event") as provided in the Use Agreement, Bank shall be permitted to immediately apply the proceeds of the CBB Letter of Credit to repayment of the Obligations referred to above, without notice to Borrower. All or any portion of the proceeds of the CBB Letter of Credit received by Bank may be applied by Bank in full or partial payment of such Obligations, whether or not then due, in such order, manner and extent as Bank may elect or for the performance of any of Borrower's obligations or covenants under this Agreement. In addition to any other rights and remedies provided in this Agreement, Bank shall be entitled to all of the rights and remedies of a secured party under the Uniform Commercial Code.

    3. In the event that the Use Agreement is terminated prior to the occurrence of a Triggering Event (defined above), this Section 4.1(b) shall terminate automatically and be null and void and Bank shall immediately thereafter release the CBB Letter of Credit.

    Authorization to File.

  Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank's interest in the Collateral.

  REPRESENTATIONS AND WARRANTIES

  Borrower represents and warrants as follows:

    Due Organization and Authorization.

    Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

    The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

    Collateral.

    Borrower has good title to the Collateral, free of Liens except Permitted Liens. Borrower has no other deposit account, other than the deposit accounts described in the Schedule. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as at a warehouse). In the event that Borrower, after the date hereof, intends to store or otherwise deliver the Collateral to such a bailee, then Borrower will receive the prior written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank. Borrower has no notice of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. All Inventory is in all material respects of good and marketable quality, free from material defects. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Change.

    Litigation.

    Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower's Responsible Officers, threatened by or against Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

    No Material Adverse Change in Financial Statements.

    All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations. There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Bank.

    Solvency.

    The fair salable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

    Regulatory Compliance.

    Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

    Subsidiaries.

    Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

    Full Disclosure.

  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading. It being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

  AFFIRMATIVE COVENANTS

  Borrower will do all of the following for so long as Bank has an obligation to lend, or there are outstanding Obligations:

    Government Compliance.

    Borrower will maintain its and all Subsidiaries' legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower's business or operations. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change.

    Financial Statements, Reports, Certificates.

        Borrower will deliver to Bank: (i) as soon as available, but no later than 50 days after the last day of each fiscal quarter, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than 95 days after the last day of Borrower's fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) within 5 days of filing, copies of all statements, reports and notices made available to Borrower's security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $250,000 or more; (v) budgets, sales projections, operating plans or other financial information Bank reasonably requests; and (vi) prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in any intellectual property security agreement between Borrower and Bank or knowledge of an event that materially adversely affects the value of the Intellectual Property.

        Within 50 days after the last day of each quarter (or within 20 days after the last day of each month if outstanding Advances exist, excluding outstanding Letters of Credit and Advances made at quarter end), Borrower will deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit C, with aged listings of accounts receivable and accounts payable.

        Within 50 days after the last day of each quarter, Borrower will deliver to Bank with the quarterly financial statements, a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

        At such time as Advances are outstanding (excluding Advances made at quarter end), Bank has the right to audit Borrower's Accounts, at Borrower's expense, but the audits will be conducted no more often then every six months, provided however, if there are no Advances outstanding then such audit shall be conducted annually beginning February 15, 2003.

    Inventory; Returns.

    Borrower will keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower's customary practices, as they exist the Closing Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims, that involve more than $50,000.

    Taxes.

    Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

    Insurance.

    Borrower will keep its business and the Collateral insured for risks and in amounts standard for Borrower's industry, and as Bank may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank's reasonable discretion. All property policies will have a lender's loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy. At Bank's request, Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Bank's option, be payable to Bank on account of the Obligations.

    Primary Accounts.

    Borrower will maintain its primary banking relationship with Bank, which relationship shall include Borrower maintaining account balances in any accounts at or through Bank representing at least 50% of all account balances of Borrower at any financial institution. Borrower will deposit all proceeds of Advances made at quarter end in Borrower's account at Bank and maintain such deposit until such Advances are repaid.

    Financial Covenants.

Borrower will have or maintain as of the last day of each fiscal quarter:

          Quick Ratio (Adjusted). A ratio of Quick Assets to Current Liabilities minus Deferred Revenue of at least 2.00 to 1.00.

          Profitability. A minimum net EBITDA profit of $1 for such quarter.

          Tangible Net Worth. A Tangible Net Worth of at least $8,000,000 plus 50% of net income for such fiscal quarter.

          Liquidity Coverage. Until the Debt Service Coverage Ratio covenant becomes effective, a ratio of (a) unrestricted cash (and equivalents) on deposit with Bank plus net availability under the Committed Revolving Line divided by (b) term loan outstandings payable to Bank, of not less than 1.50 to 1.00.

          Debt Service Coverage Ratio. A ratio of (a) earnings after taxes paid, less Capitalized Product Development Costs, plus interest expense, depreciation, amortization of intangible assets and other non-cash charges made to Borrower's income for the preceding quarter on an annualized basis, divided by (b) current maturities of all long term debt and capitalized leases plus annualized interest expense, of not less than 1.50 to 1.00, all calculated on a rolling three (3) quarters basis; provided, however, that this Debt Service Coverage Ratio covenant shall not become effective (and thereby replace the Liquidity Coveraqe covenant) until Borrower has met and maintained such Debt Service Coverage Ratio of 1.50 to 1.00 for three (3) consecutive fiscal quarters.

    Registration of Intellectual Property Rights.

    To the extent Borrower's Intellectual Property and any additional Intellectual Property rights developed or acquired including revisions or additions may be registered with the United States Patent and Trademark Office or the United States Copyright Office and to the extent and at such time as Borrower determines such registration is appropriate, Borrower will then promptly register or apply for registration of such Intellectual Property and additional Intellectual Property rights.

    Borrower will use reasonable commercial efforts to protect, defend and maintain the validity and enforceability of the Intellectual Property and promptly advise Bank in writing of material infringements.

    Further Assurances.

Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank's security interest in the Collateral or to effect the purposes of this Agreement.

  NEGATIVE COVENANTS

  Borrower will not do any of the following without Bank's prior written consent, which will not be unreasonably withheld, for so long as Bank has an obligation to lend or there are any outstanding Obligations:

    Dispositions.

    Convey, sell, lease, transfer or otherwise dispose of (collectively "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) of worn-out or obsolete Equipment.

    Changes in Business, Ownership, Management or Business Locations.

    Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a material change in its ownership of greater than 25% (other than by the sale of Borrower's equity securities in a public offering or to venture capital investors so long as Borrower identifies the venture capital investors prior to the closing of the investment) or management. Borrower will not, without at least 30 days prior written notice, relocate its chief executive office or add any new offices or business locations in which Borrower maintains or stores over $5,000 in Borrower's assets or property.

    Mergers or Acquisitions.

    Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except, as long as no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement, (a) a Subsidiary may merge or consolidate into another Subsidiary or into Borrower, or (b) cash acquisitions with a cost not exceeding 15% of Tangible Net Worth or non-cash acquisitions with a cost not exceeding 40% of Tangible Net Worth, provided that any such transaction would not result in a decrease of more than 25% of Tangible Net Worth.

    Indebtedness.

    Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

    Encumbrances.

    Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted here, subject to Permitted Liens.

    Investments; Distributions.

    (i) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock.

    Transactions with Affiliates.

    Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person.

    Subordinated Debt.

    Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank's prior written consent.

    Compliance.

  Become an "investment company" or a company controlled by an "investment company," under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

  EVENTS OF DEFAULT

  Any one of the following is an Event of Default:

    Payment Default.

    If Borrower fails to pay any of the Obligations within 3 business days after their due date. During the additional 3 business day period, the failure to cure the default is not an Event of Default (but no Credit Extension will be made during the cure period);

    Covenant Default.

    If Borrower does not perform any obligation in Article 6 or violates any covenant in Article 7 or does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within 10 days after it occurs, or if the default cannot be cured within 10 days or cannot be cured after Borrower's attempts within 10 day period, and the default may be cured within a reasonable time, then Borrower has an additional period (of not more than 30 days) to attempt to cure the default. During the additional time period, the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

    Material Adverse Change.

    If there (i) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations, or (iii) is a material impairment of the value or priority of Bank's security interests in the Collateral, which is not covered by adequate insurance;

    Attachment.

    (i) If any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days; or (ii) if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; or (iii) if a judgment or other claim becomes a Lien on a material portion of Borrower's assets; or (iv) or if a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within 10 days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);

    Insolvency.

    (i) If Borrower becomes insolvent; or (ii) if Borrower begins an Insolvency Proceeding; or (iii) if an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 30 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

    Other Agreements.

    If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $250,000 or that could cause a Material Adverse Change;

    Judgments.

    If a money judgment(s) in the aggregate of at least $100,000, not covered by insurance, is rendered against Borrower and is unsatisfied and unstayed for 10 days (but no Credit Extensions will be made before the judgment is stayed or satisfied); or

    Misrepresentations.

  If Borrower or any Person authorized to act for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document.

  BANK'S RIGHTS AND REMEDIES

    Rights and Remedies.

When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

        Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

        Stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Bank;

        Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

        Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

        Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

        Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower's labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section, Borrower's rights under all licenses and all franchise agreements inure to Bank's benefit; and

        Dispose of the Collateral according to the Code;

provided that Bank's exercise of any of its rights under subsections (c), (d), (f) and (g) above is subject to the terms of the Use Agreement referred to in Section 4.1(b) above.

    Power of Attorney.

    Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse Borrower's name on any checks or other forms of payment or security; (ii) sign Borrower's name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower's insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits, provided that the exercise of any such rights is subject to the terms of the Use Agreement referred to in Section 4.1(b) above. Bank may exercise the power of attorney to sign Borrower's name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank's appointment as Borrower's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

    Accounts Collection.

    When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank's security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

    Bank Expenses.

    If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

    Bank's Liability for Collateral.

    If Bank complies with reasonable banking practices and the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

    Remedies Cumulative.

    Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given. Nothing herein shall be construed to be or constitute a novation of or waiver of Borrower's obligations to Bank under the Prior Agreement.

    Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

  NOTICES

  All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice.

  CHOICE OF LAW , VENUE

  Colorado law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in the City and County of Denver, State of Colorado.

  GENERAL PROVISIONS

    Successors and Assigns.

    This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank's prior written consent which may be granted or withheld in Bank's discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement.

    Indemnification.

    Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

    Time of Essence.

    Time is of the essence for the performance of all obligations in this Agreement.

    Severability of Provision.

    Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

    Amendments in Writing, Integration.

    All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

    Counterparts.

    This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

    Survival.

    All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

    Confidentiality.

    In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank's subsidiaries or affiliates in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank's examination or audit and (v) as Bank considers appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

    Attorneys' Fees, Costs and Expenses.

  In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys' fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

  DEFINITIONS

    Definitions.

In this Agreement:

"Accounts" are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

"Advance" or "Advances" is a loan advance (or advances) under the Committed Revolving Line.

"Affiliate" of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

"Bank Expenses" are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

"Borrower's Books" are all Borrower's books and records including ledgers, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

"Borrowing Base" is 80% of Eligible Accounts, as determined by Bank from Borrower's most recent Borrowing Base Certificate; provided, however, that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower's Collateral. Notwithstanding the foregoing, on the last Business Day of each fiscal quarter, "Borrowing Base" is the amount available under the Committed Revolving Line minus the aggregate of amounts utilized as Cash Management Services, outstanding Letters of Credit and amounts deducted from the FX Reserve; and this Borrowing Base shall remain such until 3 days following the last Business Day of such fiscal quarter end, when the term shall revert to mean 80% of Eligible Accounts, as stated above.

"Business Day" is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

"Capitalized Product Development Costs" are all costs associated with the development of Borrower's product, including, but not limited to software, that are not recorded as an expense and have been classified as an asset account.

"Cash Management Services" are defined in Section 2.1.2.

"Closing Date" is the date of this Agreement.

"Code" is the Uniform Commercial Code, as applicable.

"Collateral" is the property described on Exhibit A.

"Committed Equipment Line" is a Credit Extension by way of Equipment Advances of up to $1,000,000.00.

"Committed Revolving Line" is a Credit Extension by way of Advances of up to $3,750,000.00.

"Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

"Copyrights" are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

"Credit Extension" is each Advance, Equipment Advance, Letter of Credit, Term Loan, FX Forward Contract, or any other extension of credit by Bank for Borrower's benefit.

"Current Assets" are amounts that under GAAP should be included on that date as current assets on Borrower's consolidated balance sheet.

"Current Liabilities" are the aggregate amount of Borrower's Total Liabilities, which mature within one (1) year.

"Deferred Revenue" is all amounts received in advance of performance under maintenance contract and not yet recognized as revenue.

"EBITDA" is all of Borrower's consolidated earnings before interest expense, income taxes, depreciation, amortization of intangible assets and other non-cash charges made to Borrower's income.

"Eligible Accounts" are Accounts in the ordinary course of Borrower's business that meet all Borrower's representations and warranties in Section 5.2; but Bank may change eligibility standards by giving Borrower 30 days prior written notice. Unless Bank agrees otherwise in writing, Eligible Accounts will not include:

(a) Accounts that the account debtor has not paid within 90 days of invoice date;

(b) Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

(c) Credit balances over 90 days from invoice date;

(d) Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, for the amounts that exceed that percentage, unless the Bank approves in writing;

(e) Accounts for which the account debtor does not have its principal place of business in the United States (except for Eligible Foreign Accounts);

(f) Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(g) Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called "contra" accounts, accounts payable, customer deposits or credit accounts);

(h) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor's payment may be conditional;

(i) Accounts for which the account debtor is Borrower's Affiliate, officer, employee, or agent;

    Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

    Accounts for which Bank reasonably determines collection to be doubtful.

"Eligible Foreign Accounts" are Accounts for which the account debtor does not have its principal place of business in the United States but are: (1) covered by credit insurance satisfactory to Bank, less any deductible; or (2) supported by letter(s) of credit acceptable to Bank; or (3) that Bank approves in writing.

"Equipment" is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

"Equipment Advance" is defined in Section 2.1.5.

"Equipment Availability End Date" is defined in Section 2.1.5.

"Equipment Maturity Date" is defined in Section 2.1.5.

"ERISA" is the Employment Retirement Income Security Act of 1974, and its regulations.

"FX Forward Contract" is defined in Section 2.1.4.

"FX Reserve " is defined in Section 2.1.4.

"GAAP" is generally accepted accounting principles.

"Guarantor" is any present or future guarantor of the Obligations.

"Indebtedness" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

"Insolvency Proceeding" are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

"Intellectual Property" is:

(a) Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

(c) All design rights which may be available to Borrower now or later created, acquired or held;

(d) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;

All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

"Inventory" is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

"Investment" is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

"Letter of Credit" is defined in Section 2.1.3.

"Lien" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

"Loan Documents" are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

"Mask Works" are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

"Material Adverse Change" is described in Section 8.3.

"Obligations" are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

"Patents" are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

"Permitted Indebtedness" is:

(a) Borrower's indebtedness to Bank under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and shown on the Schedule;

(c) Subordinated Debt;

    Indebtedness to trade creditors incurred in the ordinary course of business;

    Indebtedness secured by Permitted Liens;

    Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

    Other Indebtedness not otherwise permitted by Section 7.4 not exceeding $50,000 in the aggregate outstanding at any time;

    Indebtedness of Borrower evidenced by a promissory note in the amount of $472,958.96 issued to Colorado Business Bank ("CBB") as part of the documentation for the CBB Letter of Credit in the same amount to be provided by CBB in favor of Bank as referred to in Section 4.1(b); and

    Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

"Permitted Investments" are:

        Investments shown on the Schedule and existing on the Closing Date;

        (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and (iii) Bank's certificates of deposit issued maturing no more than 1 year after issue, and (iv) any Investments permitted by Borrower's investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Bank;

        Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

        Investments accepted in connection with Transfers permitted by Section 7.1;

        Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $50,000 in the aggregate in any fiscal year;

        Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, non-executive officers relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower's Board of Directors;

        Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

        Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

        Joint ventures or strategic alliances consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed $50,000 in the aggregate in any fiscal year; and

        Other Investments not otherwise permitted by Section 7.7 not exceeding $50,000 in the aggregate outstanding at any time.

"Permitted Liens" are:

(a) Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank's security interests;

(c) Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(d) Licenses or sublicenses granted in the ordinary course of Borrower's business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

    Leases or subleases granted in the ordinary course of Borrower's business, including in connection with Borrower's leased premises or leased property;

    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

    Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

    Liens in favor of other financial institutions arising in connection with Borrower's deposit accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts; and the Lien in favor of Colorado Business Bank ("CBB") covering one or more certificate of deposit accounts of Borrower at CBB securing the CBB Letter of Credit to be provided by CBB in favor of Bank as referred to in Section 4.1(b); and

    Other Liens not described above arising in the ordinary course of business and not having or not reasonably likely to have a material adverse effect on Borrower and its Subsidiaries taken as a whole.

"Person" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

"Prepayment Fee" is a premium on the principal portion of the Term Loan or Equipment Advances, as the case may be, paid before the respective due date. Such fee shall be as follows if prepayment is made during the following periods following disbursement:

Months 1-12 3.0%

Months 13-24 2.0%

Months 25-36 1.0%

Months 37- on 0.0%

"Prime Rate" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate.

"Quick Assets" is, on any date, the Borrower's consolidated, unrestricted cash, cash equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months determined according to GAAP.

"Responsible Officer" is each of the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Accounting Officer and the Controller of Borrower.

"Revolving Maturity Date" is April 10, 2004.

"Schedule" is any attached schedule of exceptions.

"Subordinated Debt" is debt incurred by Borrower subordinated to Borrower's indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

"Subsidiary" is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

"Tangible Net Worth" is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities including Subordinated Debt.

"Term Loan" is the loan described in Section 2.1.6

"Total Liabilities" is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

"Trademarks" are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

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  JURY TRIAL WAIVER BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

BORROWER:

eCollege.com

By:          /s/ Douglas Kelsall

Title:   Executive Vice President & CFO

BANK:

SILICON VALLEY BANK

By:           /s/ Frank Amoroso

Title:   Vice President